Exhibit 19.1

WHITESTONE REIT

Insider Trading Compliance Policy

The Board of Trustees (the “Board”) of Whitestone REIT (the “REIT”) adopted this Insider Trading Compliance Policy (as amended from time to time, this “Policy”). This Policy concerns the handling of material, non-public information relating to the REIT, Whitestone REIT Operating Partnership, L.P. (together with the REIT, the “Company”) or other companies with which with Company deals and with the buying and selling of shares and other securities of the Company and such other companies.

I.	Insider Trading Prohibited

General Rule. This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common shares, options to purchase common shares, restricted share units, or any other type of securities that the Company or its subsidiaries may issue, including (but not limited to) preferred shares, operating partnership units, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. No employee, officer or trustee of the Company may trade Company Securities while he or she is in possession of material, nonpublic information relating to the Company. Likewise, the Company may not, directly or indirectly, trade Company Securities while in possession of material, nonpublic information related to the Company unless such trading otherwise complies with all applicable federal and state securities laws. This restriction does not apply to certain “Permitted Transactions,” which are discussed in Section V.

Applicability of Policy. This Policy applies to the following people:

●	all officers of the Company and its subsidiaries;

●	all members of the Board of Trustees of the Company (“Trustees”);

●	all employees of the Company and its subsidiaries;

●	any family members or persons that reside in the same household as any of the foregoing persons; and

●

any other person whose transactions in Company securities are directed by the foregoing persons, including any trust, partnership, corporation or other entity over which such persons have investment control.

Likewise, references to “you” in this Policy also refer to each of the people listed above with respect to you. Because the people listed above are covered by this Policy, you will be responsible for their transactions in Company Securities and, in order to maintain your compliance with this Policy, you should ensure that those people do not purchase or sell Company Securities in violation of this Policy.

Other Persons. It may be appropriate, in some circumstances, for persons who are not employed by the Company (in addition to those listed above) to be subject to the same restrictions as Company employees and other “insiders.” If you are aware of a situation in which a consultant, contractor, advisor or other person not employed by the Company will have access to material, nonpublic information about the Company, you should bring this situation to the attention of the Chief Financial Officer.

Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material, nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer or any other employee or trustee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

Material, Nonpublic Information.

Material. Information is considered “material” if:

●	a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;

●	a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the company that issued the security; or

●	the information could reasonably be expected to have a substantial effect on the price of the security.

Nonpublic. Information is nonpublic until it has been “publicly disclosed,” meaning that it:

●	is published in such a way as to provide broad, non-exclusionary distribution of the information to the public; and

●	has been in the public domain for a sufficient period of time to be absorbed by the market and reflected in the price of the related securities.

In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the issuance of a press release or the filing of an appropriate report with the Securities and Exchange Commission (the “SEC”). The period in which information is considered to be “nonpublic” varies in length depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the market’s reaction after the information is released.

Examples of information that would ordinarily be regarded as material, nonpublic information are:

●	the Company’s financial or operating results, whether for completed periods or expectations for future periods;

●

projections of future earnings or losses, net operating income, funds from operations or similar financial projections, including any reaffirmation or revision of such projections, or other earnings, funds from operations, net operating income or similar guidance, or the decision to suspend any such guidance;

●	assumptions used to generate earnings, net operating income, funds from operations or other forecasts;

●	the gain or loss of a substantial tenant or any significant change in a business relationship;

●	a material impairment or change in the value of the Company’s assets;

●	the filing of litigation or claims against the Company, developments in pending litigation or other contingent liabilities affecting the Company;

●	negotiations involving a joint venture, merger, acquisition or tender offer;

●	a pending or proposed acquisition or disposition of a significant asset;

●	a Company restructuring;

●	significant related party transactions;

●	a change in dividend policy, the declaration of a share split, or an offering of additional securities;

●	bank borrowings or other financing transactions out of the ordinary course;

●	potential defaults on the Company’s credit agreements, indentures, or other debt instruments or the existence of material liquidity deficiencies;

●	the establishment of a repurchase program for Company Securities;

●	changes in top management or the Board of Trustees;

●	significant accounting developments;

●	potential restatements of the Company’s financial statements, a change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	impending bankruptcy or the existence of severe liquidity problems;

●

a significant cybersecurity incident, such as a data breach, or any other significant disruption of the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and

●	the imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

Information may be material whether it is favorable or unfavorable to the Company. The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances. Where there is any possibility that an item may be considered “material,” you should treat it as such, and you should confer with the Chief Financial Officer for a definitive ruling.

Other Companies. While this Policy prohibits trading in Company Securities while you are in possession of material, nonpublic information about the Company, it also prohibits trading in securities of any other companies about which you learn material, nonpublic information in the course of performing your duties for the Company. For example, you may be involved in a transaction in which the Company expects to enter into (or terminate) a substantial business relationship with another company. Even though the size of the transaction may be immaterial to the Company, it may be material to the other company. This Policy prohibits you from trading in the securities of that company while aware of this nonpublic information or from tipping others regarding the information.

Securities; All Transactions. This Policy prohibits certain transactions in Company Securities, which includes any derivative securities, as discussed below. Purchases and sales of Company Securities are subject to the insider trading laws and the provisions of this Policy, whether they are executed in the public markets or in private transactions, and whether you execute the transaction directly or indirectly through another person or entity.

Derivative Securities. Derivative securities are securities whose value varies in relation to the price of Company Securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions. Our employees, officers, and trustees are prohibited from purchasing or selling derivative securities relating to Company Securities, other than certain long-term transactions that are pre-approved by the Chief Financial Officer. If you have any question as to whether a particular hedging or derivative transaction is permitted under this Policy, you should contact the Chief Financial Officer.

Pledging of Company Shares. A director or executive officer of the Company may not pledge any Company securities that such director or executive officer directly or indirectly owns and controls as collateral for a loan. Sales of Company Securities that you have pledged as security for a loan have no special exemption from insider trading laws or this Policy. Accordingly, you should be extremely careful when utilizing a margin loan in a brokerage account or otherwise using your Company Securities as collateral for a loan.

Under margin arrangements, a broker is entitled to sell Company Securities which you have deposited as collateral for loans, if the value of your securities falls below the brokerage firm’s margin requirements. Even though you did not initiate the sale or control its timing, because it is still a sale for your benefit, you may be subject to liability under insider trading laws if the sale is made at a time when you are in possession of material, nonpublic information. Accordingly, such a sale must be made in compliance with the restrictions under this Policy that apply to you, such as trading windows or pre-clearance requirements. As a result, if you use Company Securities to secure a margin loan, you may be forced to take actions (for instance, depositing additional money or selling other securities) to satisfy margin requirements to prevent your broker from selling your Company Securities at a time that would result in a violation of insider trading laws or this Policy. Similar cautions apply to a bank or other loan for which you have pledged Company Securities as collateral.

II.	Unauthorized Disclosure of Material, Nonpublic Information Prohibited

General Rule. No employee, officer or trustee may disclose material, nonpublic information about the Company or any company with which the Company deals to anyone outside of the Company, unless authorized to do so.

Tipping. Under the federal securities laws, you can be held responsible not only for your own insider trading, but also for securities transactions by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you, if you are the ultimate source of their information.

Discussing or Recommending Company Securities. The Company recognizes that employee enthusiasm for the Company and its business prospects is a vital element of its success. You should, however, use extreme caution when discussing our business or our securities with anyone outside of the Company. In the course of discussing our business or our securities, even accidental disclosure of material, nonpublic information can occur and can be viewed as “tipping.” Likewise, recommendations of our securities can also result in embarrassing situations for you or the Company if you make a recommendation at a time when there is a pending announcement of material, nonpublic information by the Company, even if you are unaware of that information.

Chat Rooms and Internet Postings. No employee, officer or trustee may disclose material, non-public information about the Company on the Internet. Any employee wishing to post information on the internet should discuss materiality with Whitestone’s General Counsel or Investor Relations Officer prior to posting anything. Material information is to be disseminated via the Company website, press release or SEC filing.

Authorization to Disclose Material, Nonpublic Information. Only certain employees, officers and trustees are authorized to make public disclosures of material, nonpublic information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Financial Officer, you may not discuss material, nonpublic information with anyone outside of the Company. Even in discussions with others subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. For example, by doing so, you would preclude those persons from trading in Company Securities until the information is publicly disclosed. Accordingly, you should restrict the communication of material, nonpublic information to those employees, officers, and trustees having a need to know in order to serve the Company’s interests.

Non-Disclosure Agreements. Employees, officers and trustees involved in transactions or other negotiations that require disclosure of material, nonpublic information with parties outside the Company should generally have those to whom such information is being disclosed sign a non-disclosure agreement. The non- disclosure agreement will require that the recipient of information not disclose the information to others and require the recipient not to trade in Company Securities while in possession of such information. You should confer with the Chief Financial Officer whenever a non-disclosure agreement may be needed.

III.	Trading Windows

Standard Trading Windows. Members of the Pre-Clear Group, defined in Section IV below, and certain additional employees as may be designated and notified by the Chief Financial Officer from time to time, the names of whom will be provided to the Board (collectively with the Pre-Clear Group, the “Window Group”), may only engage in transactions regarding Company Securities:

●	during the trading windows described below, and

●	when the individual is not in possession of material, nonpublic information.

Outside of the trading windows, members of the Window Group may not purchase or sell Company Securities, even if they are not personally aware of any material, nonpublic information. However, members of the Window Group may engage in Permitted Transactions (described in Section V below) outside of the trading windows.

Subject to the last sentence of this paragraph, each trading window will open one full trading day after the Company’s quarterly release of earnings and will close on the last day of the following quarter. By way of example, if the Company released information regarding its results for the first quarter after the close of business on May 2, the trading window would open on the morning of May 4, and would remain open through June 30. However, you should not expect that the window will open on any particular date or remain open for any minimum period of time. Significant corporate developments may require changes to the schedule, including closing the window at the Company’s option at any time.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few trustees, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Financial Officer, designated persons should refrain from trading in Company Securities even sooner than the typical closed trading window period described above.

In that situation, the Chief Financial Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a closed trading window period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Financial Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Do not confuse the applicability of the trading windows with the broader prohibition on trading when you are in possession of material, nonpublic information. Regardless of whether the trading window is open or closed, you may not trade in Company Securities if you are in possession of material, nonpublic information about the Company.

Standing Orders; Limit Orders. Purchases or sales resulting from standing orders or limit orders may result in the execution of orders without your control over the transaction or your awareness of the timing of the transaction. You must be certain that this type of order will not be executed while you are in possession of material, nonpublic information about the Company or, if you are a member of the Window Group, at any time other than during a trading window. Accordingly, any standing orders should be used only for a very brief period and with detailed instructions to the broker who will execute the transaction. Standing orders under an approved Trading Plan, described below, will not be subject to these limitations.

IV.	Pre-Clearance of Transactions

General. Before purchasing or selling Company Securities the following people must obtain clearance of the transaction from the Chief Financial Officer (the “Pre-Clear Group”):

●	all Trustees;

●	all executive officers of the Company and its subsidiaries;

●	all key employees of the Company and its subsidiaries as may be designated and notified by the Chief Financial Officer and the names of whom shall be maintained by the CFO; and

●	any family members or persons that reside in the same household as any of the foregoing persons.

Any pre‐clearance that you obtain will be valid for a transaction executed within two business days, unless either the pre‐clearance is granted for a shorter period or you learn of material, nonpublic information during that time. Whether or not your request for pre-clearance is granted, you must not inform anyone else of the results of your request. In addition, the Company’s Chief Executive Officer and Chief Financial Officer must notify the chairperson of the Nominating and Corporate Governance Committee of the Board prior to initiating any transaction in Company Securities.

Do not confuse pre-clearance of transactions with the broader prohibition on trading when you are in possession of material, nonpublic information described in Section I. Regardless of whether you have received pre-clearance for a transaction or whether a trading window is open or closed, you may not trade in Company Securities if you are in actual possession of material, nonpublic information about the Company.

Permitted Transactions. Members of the Pre-Clear Group are required to receive pre-clearance prior to exercising any options or making any gifts of Company Securities. Pre-clearance is not required prior to entering into any other Permitted Transaction.

V.	Permitted Transactions

The following are “Permitted Transactions”:

●

acceptance or receipt of an option, restricted shares or similar grants of securities under one of the Company’s employee benefit plans (including elections to acquire options in lieu of other compensation) or the cancellation or forfeiture of options or restricted shares pursuant to the Company’s plans;

●	election to participate in, cease participation in or purchase securities under a Company employee share purchase plan, if such a plan is in effect (see further discussion which follows);

●	earning or vesting of options or restricted shares and any related share withholding;

●

exercise of options issued under the Company’s option plans in a cash exercise or payment of the exercise price in shares and any related share withholding transactions, but not the sale of any shares acquired in the option exercise (see further discussion which follows);

●

transferring Company Securities to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime (see further discussion which follows);

●

bona fide gifts of Company Securities, but not (1) where you anticipate that the recipient will sell the securities immediately upon or shortly after their receipt or (2) where you are delivering the shares in payment of a previous commitment to make a cash gift (see further discussion which follows);

●

with respect to officers only, execution of a transaction pursuant to a contract, instruction, or plan described in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or a “Trading Plan,” as discussed below (see further discussion which follows); or

●	any other transaction designated by the Board or the Chief Financial Officer as a Permitted Transaction.

Employee Benefit Plan Transactions. Included in the definition of Permitted Transactions are most of the ongoing transactions you might enter into under a Company sponsored equity-based benefit plan. For example, although your ongoing participation in a plan may involve the regular purchase of the Company’s common shares, either directly pursuant to an investment election or indirectly through an employer matching contribution, those purchases are Permitted Transactions. Please note, however, that the movement of balances in those plans into or out of Company Securities or changes in your investment direction under those plans are not Permitted Transactions. This means that you may not make such transfers or elections while you are in possession of material, nonpublic information and that such transfers or elections must be made in compliance with any other restrictions under this Policy that apply to you (for instance, such transfers or elections could only be made during an open trading window if you are in the Window Group and with pre-clearance if you are in the Pre-Clear Group).

Transactions in employee options also are considered Permitted Transactions if there is no related sale to a person other than the Company. Please note, however, that a sale of Company Securities following or in connection with an option exercise is not a transaction with the Company and is, therefore, not a Permitted Transaction. Thus, you may engage in a cash exercise of an option as long as you retain the Company Securities you buy in the exercise. You also may engage in share-for-share exercises or elect share withholding without violating the Policy. However, it would not be a Permitted Transaction for you to exercise an option, sell the resulting Company Securities and then use the proceeds from that sale to pay for the exercise of additional options in a same day sale.

Transactions in Which There is No Change in Beneficial Ownership. Certain transactions involve merely a change in the form in which you own Company Securities. For example, you may transfer Company Securities to a trust if you are the only beneficiary of the trust during your lifetime.

Gifts of Company Securities. Bona fide gifts of Company Securities, for example, to charitable institutions or to friends and family members, are generally considered to be Permitted Transactions. However, if you believe that the recipient will sell the Company Securities either immediately or shortly after receiving them (within six months) or if you are making the gift to satisfy a previous commitment to make a cash gift, then the gift would not be a Permitted Transaction and the normal restrictions would be applicable. This policy is designed to avoid the embarrassment of having one of our employees make a gift of Company Securities that ends up being sold into the market at a time when the employee could not sell the Company Securities directly and to avoid employees making gifts of Company Securities when the gift will satisfy a previous pledge of cash. Although bona fide gifts of Company Securities are Permitted Transfers, members of the Pre-Clear Group must pre-clear all gifts of Company Securities.

Trading Plans. Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under federal securities laws if you enter into a contract, provide instructions, or adopt a plan that meets certain requirements (a “Trading Plan”). A Trading Plan enables you to establish arrangements to trade in Company Securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. In each case, you must act in good faith with respect to the Trading Plan and not as part of a scheme to evade the prohibitions against unlawful insider trading.

If you intend to trade pursuant to a Trading Plan, such plan, arrangement or trading instruction must adhere to the following guidelines, which are in addition to, and not in lieu of, the requirements and conditions of this Policy and Rule 10b5-1.

1.    Pre-Clearance. All Trading Plans must be submitted in writing and pre-cleared by the Chief Financial Officer.

2.    Plan Adoption and Certification. All Trading Plans must be entered into during an open trading window and when you are not aware of any material, nonpublic information. Additionally, if you are an officer or trustee (a “Section 16 Person”), then at the time of adoption of the Trading Plan, the you must certify as a representation in your Trading Plan that you (a) are not aware of any material, nonpublic information and (b) are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

3.    Plan Format. All Trading Plans must be in writing and must either (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates or (c) delegate discretion on those matters to an independent third-party who is not aware of any material, non-public information. Trading Plans must not allow you to exercise any subsequent influence over how, when or whether to effect trades in Company Securities under the Trading Plan.

4.    Cooling-Off Period. After the adoption of a Trading Plan by a Section 16 Person, no trades may be commenced under that Trading Plan until the expiration of a “cooling-off” period consisting of the later of: (a) 90 days following adoption of the Trading Plan or (b) two (2) business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted, subject to a maximum of 120 days after adoption of the Trading Plan. After the adoption of a Trading Plan by an insider who is not a Section 16 Person, no trades may be commenced under that Trading Plan until the expiration of a cooling-off period that is 30 days following adoption of the Trading Plan.

5.    Multiple Plans. You may enter into multiple Trading Plans, provided such Trading Plans do not overlap; trading under the later-commencing Trading Plan may not begin until all trades under the initial Trading Plan are completed or the Trading Plan has expired by its terms. An exception to the foregoing restriction may be granted for Trading Plans governing sell-to-cover transactions, subject to compliance with Rule 10b5-1. Note that only one “single-trade” Trading Plan may be adopted during any consecutive 12-month period.

6.    Trades Outside of the Trading Plan. Once a Trading Plan is established, you may transact in Company Securities that are not subject to the currently existing Trading Plan; however, any such transactions continue to require pre-clearance and are otherwise subject to this Policy. Under no circumstances will opposite-way open market transactions be permitted.

7.    Plan Duration. The minimum duration of a Trading Plan is six months, and the maximum duration is two years.

8.    Early Terminations. The early termination of a Trading Plan could affect the availability of the Rule 10b5-1 affirmative defense for prior Trading Plan transactions if it calls into question whether you are acting in good faith with respect to the Trading Plan and whether the Trading Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event you determine to terminate a Trading Plan early, every effort should be taken to terminate the Trading Plan during a trading window period. Early termination of a Trading Plan outside of a trading window period requires extenuating circumstances and is subject to pre-clearance by the Chief Financial Officer. In the event you early terminate your Trading Plan, you (a) will be subject to the applicable cooling-off period for any subsequent Trading Plan, and (b) may be (i) prohibited from adopting future Trading Plans, (ii) prohibited from transacting in Company Securities outside of a Trading Plan, or (iii) subject to other restrictions at the sole discretion of the Chief Financial Officer.

9.    Modifications. As provided in Rule 10b5-1, any modification or change to the amount, price or timing of the purchase or sale of the Company Securities underlying a Trading Plan (including the substitution or removal of a broker that directly or indirectly results in a modification or change to such terms) is deemed (a) a termination of the existing Trading Plan and (b) the adoption of a new Trading Plan, each of which are subject to the applicable requirements of this Policy.

10.    Brokers and Broker Reporting. Each Trading Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under the Trading Plan, but in any event, such detail must be provided no later than one business day after the execution date.

11.    Public Disclosure of Trading Plan Transactions. To the extent required by SEC rules, the Company will disclose in its periodic reports (i.e., Form 10-Qs and Form 10-Ks) the adoption or termination of a Trading Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of the Trading Plan, other than terms with respect to price. Additionally, transactions executed pursuant to a Trading Plan will be indicated as such by footnote on the Section 16 Person’s Form 4.

A Trading Plan does relieve you from your obligations to comply with the requirements of applicable securities laws, including the requirement to file any applicable notices and reports accurately and on time. Furthermore, notwithstanding any pre-clearance of a Trading Plan, the Company assumes no liability relating to the Trading Plan.

The Chief Financial Officer may refuse to approve a Trading Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Chief Financial Officer may consult with the Company’s General Counsel before approving a Trading Plan. If the Chief Financial Officer does not approve your Trading Plan, you must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Trading Plan is approved.

The Company may from time to time adopt additional rules for the establishment and operation of Trading Plans, and you will need to comply with these rules in order to utilize a Trading Plan. Once a Trading Plan has been pre-cleared by the Chief Financial Officer, transactions executed pursuant to that Trading Plan do not require further approval.

In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan.

VI.	Other Securities Matters

If you hold “restricted securities” (securities that cannot be resold unless (a) registered under the Securities Act of 1933, (b) sold pursuant to Rule 144 under the Securities Act or (c) disposed of pursuant to another exception from the registration requirements of the Securities Act), you should consult with the Chief Financial Officer prior to selling any of those securities.

The Company expects its employees, officers and trustees not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities. If you do purchase Company Securities, you are strongly encouraged to do so with the expectation of owning those securities for an extended period of time - at a minimum, for six months. The Company recognizes, of course, that your personal circumstances may change due to unforeseen events, in which case you may be forced to more quickly liquidate Company Securities that you originally purchased with the intent of holding as a long-term investment.

Executive officers, trustees and holders of 10% or more of the Company’s securities may be liable for “short-swing” profits from purchases and sales of the Company’s securities under Section 16(b) of the Exchange Act. This section provides that any such person who makes both a purchase and a sale or a sale and a purchase of the Company’s securities within a period of six months must, unless an available exemption applies, pay to the Company the excess of the sale price over the purchase price even if no real profit was made. Section 16(b) continues to be applicable to officers and trustees for a six month period after they cease to serve in that capacity. If you are, or were within the preceding six months, an executive officer or trustee of the Company, prior to effecting any transaction in Company Securities you should consult with the Chief Financial Officer regarding the implications of Section 16(b).

A “short sale” generally is a transaction involving securities that the seller does not own at the time of sale. Selling securities “short” is consistent with an expectation that the price of the securities will decline in the near future and is often speculative in nature. Short selling will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major company announcement or event. Accordingly, our employees, officers, and trustees are prohibited from engaging in “short sales” of Company Securities.

No employee, officer or trustee may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.

VII.	Sanctions for Violations of this Policy

The SEC, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading and use sophisticated technologies to investigate suspicious activity.

The penalties for violation insider trading or tipping rules can extent significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Enforcement remedies available to the government or private plaintiffs under federal securities laws include:

●	SEC administrative sanctions;

●	civil injunctions;

●	disgorgement of profit gained or loss avoided by the trading;

●

payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

●	payment of criminal penalties of up to $5,000,000 ($25,000,000 for an entity);

●

payment of civil penalties by the Company and/or the supervisors of the violator of up to the greater of $2,559,636 (which amount is subject to annual adjustments for inflation) or three times the amount of profit made or loss avoided by the violator; and/or

●	imprisonment for up to 20 years.

Accordingly, it is incumbent on all Company employees to comply with this Policy and applicable securities laws and to ensure that those employees who they supervise also comply.

Inside information does not belong to any of the Company’s individual employees, officers or trustees. This information is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside of the Company violates the Company’s Code of Business Conduct and Ethics, this Policy and federal securities laws. More particularly, insider trading is a fraud against members of the investing public and against the Company. Regardless of whether there is any actual trading of our securities, any violation of this Policy will be grounds for discipline, including termination of employment for cause.

VIII.	Administration of this Policy

Administration by the Chief Financial Officer. The day-to-day administration of this Policy will be carried out by the Chief Financial Officer. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the Chief Financial Officer. All determinations and interpretations by the Chief Financial Officer shall be final and not subject to further review.

Reporting Violations. If you become aware of any violation of this Policy, you should report it immediately to the Chief Financial Officer.

Exemptions. An individual subject to the trading windows described in Section III may request the Chief Financial Officer to grant him or her a hardship exemption from those restrictions if he or she is not otherwise prohibited from trading under Section I. However, it is anticipated that these exemptions will be given very rarely and only in extreme circumstances.

Amendment of the Policy. The Board reserves the right to amend this Policy from time to time. If they do so, you will be provided with the substance of any such changes through normal communication channels.

Please remember that the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. The consequences to you of non-compliance could be severe. You should use your best judgment and consult with the Chief Financial Officer, and your legal and financial advisors, as needed.

Certification. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Certification

I certify that:

1.	I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Policy.

2.	Since May 14, 2007, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date: